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                                                                      EXHIBIT 15


                 SALOMON BROTHERS INSTITUTIONAL SERIES FUNDS INC

                              FORM OF SERVICES PLAN

                  This Services Plan (the "Plan") is adopted in accordance with Rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by Salomon Brothers High Yield Bond Fund (the "Fund"), an investment portfolio of Salomon Brothers Institutional Series Funds Inc, a corporation organized under the laws of the State of Maryland (the "Company"), with respect to its Class T shares, subject to the terms and conditions set forth herein. The Service Fee (as defined herein) payable pursuant to the Plan is a fee payable for the administration and servicing of shareholder accounts, as more fully described in Section 2 below, and not costs which are primarily intended to result in the sale of the Fund's shares and which would require approval pursuant to the Rule.

                  SECTION 1. PAYMENTS FOR SERVICES.

                  (a) Service Fee. The Fund will pay to Salomon Smith Barney Inc, a corporation organized under the laws of the State of Delaware (the "Administrative Broker") or the person whom it directs, on behalf of the Class T shares of the Fund, a service fee under the Plan at the annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class T shares (the "Service Fee"). The Service Fee shall be deemed a "service fee" as defined in
Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

                  (b) Payment of Fees. The Service Fee will be calculated daily and paid monthly by the Fund with respect to the Class T shares at the annual rates indicated above. The Administrative Broker may make payments to assist in the distribution of the Class T shares of the Fund out of any portion of the fees paid to the Administrative Broker or any of its affiliates by the Fund, its past profits or any other sources available to it.

                  SECTION 2. EXPENSES COVERED BY THE PLAN.

                  (a) The Service Fee payable with respect to the Class T shares of the Fund are used by the Administrative Broker for servicing shareholder accounts, including payments to selected dealers. Such administrative and shareholder services may include processing purchase, exchange and redemption requests from customers and placing orders with the Fund's transfer agent; processing dividend and distribution payments from the Fund on behalf of customers; providing information periodically to customers showing their positions in shares; responding to inquiries from customers concerning their investment in shares; arranging for bank wires; and providing such other similar services as may be reasonably requested. The Administrative Broker may retain all or a portion of the Service Fee.








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                  (b) The amount of the Service Fee payable by the Fund under
Section 1 hereof is not related directly to expenses incurred by the Administrative Broker and this Section 2 does not obligate the Fund to reimburse the Administrative Broker for such expenses. The Administrative Broker may retain any excess of the fees it receives pursuant to this Plan over its expenses incurred in connection with providing the services described in this
Section 2. The Service Fee set forth in Section 1 will be paid by the Fund to the Administrative Broker unless and until the Plan is terminated or not renewed with respect to the Fund or Class T shares thereof, and any service expenses incurred by the Administrative Broker on behalf of the Fund in excess of payments of the Service Fee specified in Section 1 hereof which the Administrative Broker has accrued through the termination date are the sole responsibility and liability of the Administrative Broker and not an obligation of the Fund. The Administrative Broker may waive receipt of fees under the Plan for a period of time while retaining the ability to be paid under the Plan thereafter.

              SECTION 3. INDIRECT DISTRIBUTION EXPENSE

              To the extent that any payments made by the Fund to the Administrative Broker or Salomon Brothers Asset Management Inc, in its capacity as investment adviser to the Fund, including payment of any administrative and other service fees or investment advisory fees, may be deemed to be indirect payment of distribution expenses, those indirect payments shall be deemed to be authorized by this Plan.

              SECTION 4. APPROVAL BY DIRECTORS.

              Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board of Directors of the Company and (b) those Directors who are not interested persons of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Independent Directors"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

                  SECTION 5. CONTINUANCE OF THE PLAN.

                  The Plan will continue in effect from year to year with respect to the Class T shares of the Fund, so long as its continuance is specifically approved at least annually by the vote of the Company's Board of Directors in the manner described in Section 4 above.

                  SECTION 6. TERMINATION.

                  The Plan may be terminated with respect to the Class T shares of the Fund at any time, without the payment of any penalty, by the vote of a majority of the outstanding voting securities (as so defined) of the Class T shares of the Fund or by a majority vote of the Independent Directors.

                  SECTION 7. AMENDMENTS.







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                   No material amendment to the Plan may be made unless approved by the Company's Board of Directors in the manner described in Section 4 above.

                  SECTION 8. SELECTION OF CERTAIN DIRECTORS.

                  While the Plan is in effect, the selection and nomination of the Company's Directors who are not interested persons of the Company will be committed to the discretion of the Directors then in office who are not interested persons of the Company.

                  SECTION 9. WRITTEN REPORTS.

                  In each year during which the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Fund with respect to the Class T shares pursuant to the Plan or any related agreement will prepare and furnish to the Company's Board of Directors, and the Board will review, at least quarterly, written reports complying with the requirements of the Rule which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

                  SECTION 10. PRESERVATION OF MATERIALS.

                  The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

                  SECTION 11. MEANINGS OF CERTAIN TERMS.

                  As used in the Plan, the term "interested person" will be deemed to have the same meaning that those terms have under the 1940 Act and the rules and regulations under the 1940 Act, subject to any exemption that may be granted to the Company under the 1940 Act by the Securities and Exchange Commission.

                  SECTION 12. LIMITATION OF LIABILITY.

                  The Articles of Incorporation of the Company, as amended from time to time, which is on file with the Secretary of State of Maryland, provides that to the fullest extent permitted by Maryland law, no Director or officer of the Fund shall be personally liable to the Fund or its stockholders for money damages, except to the extent such exemption from liability or limitation thereof is not permitted by the 1940 Act.







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                  SECTION 13. GOVERNING LAW.

                  This Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.



                                 SALOMON BROTHERS INSTITUTIONAL SERIES FUNDS INC


                                 By:
                                    -----------------------------------
                                    Heath B. McLendon
                                    President



Dated:                         , 1998
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